FOR IMMEDIATE RELEASE

LCC Contact:
Nancy Feeney
Director of Marketing Communications
and External Relations
Nancy_Feeney@lcc.com
+1.703.873.2077

LCC INTERNATIONAL ANNOUNCES CHANGES TO BOARD OF DIRECTORS

MCLEAN, VIRGINIA, October 25, 2007 – LCC International, Inc. (NASDAQ: LCCI), a leader in advanced wireless services and solutions, today announced changes to the Company’s Board of Directors. The Board accepted the resignation of Mr. Mark Ein, effective October 19, 2007. Mr. Ein was a Board Member since 1994 and most recently was Chairperson of the compensation committee and a member of the nominating and corporate governance committee. Mr. Ein tendered his resignation due to tight scheduling demands with his other business activities.

“On behalf of LCC and our Board of Directors, I would like to thank Mr. Ein for his contributions and extended service to LCC,” said Ms. Julie Dobson, Chairperson of the Board of Directors. “We would like to recognize him for his valuable contributions throughout his long tenure towards the success of the company and I am joined by the other directors in wishing him very well in pursuing his other interests.”

Upon this resignation, the Board unanimously appointed a new independent board member to LCC’s Board of Directors, effective October 24th, 2007. Mr. Melvin L. Keating will serve on the Board and be a member of the Audit Committee and the Compensation Committee.

“Mr. Keating has impressive and broad experience in managing financial and operational aspects of businesses including extensive experience in mergers and acquisitions, operational efficiencies and corporate strategy,” said Mr. Dean Douglas, LCC’s Chief Executive Officer. “His financial skills and extensive transactional experience will provide us with a helpful perspective as we continue to execute on our growth strategy and focus on delivering shareholder value.”

Mr. Keating currently serves as President and Chief Executive Officer of Alliance Semiconductor Corporation since October 2005.  From April 2004 to September 2005, Mr. Keating served as Executive Vice President, Chief Financial Officer and Treasurer of Quovadx Inc., a healthcare software company.  Mr. Keating was employed as a Strategy Consultant for Warburg Pincus Equity Partners, from 1997 to 2004, providing acquisition, investment target analysis and transactional advice while also serving on the Board of Directors and chairing the Audit Committee of Price Legacy, a public R.E.I.T. he created with Warburg’s investment.  Mr. Keating also was President and Chief Executive Officer of Sunbelt Management Company, a private, European-owned real estate development firm, from 1995 to 1997.  For nine years, Mr. Keating was Senior Vice President – Financial Administration of Olympia & York Companies/Reichmann International from 1986 to 1995, responsible for joint ventures, financial reporting and acquisitions. Mr. Keating holds a B.S. in Art History from Rutgers University and received his M.B.A. Finance and M.S. Accounting from The Wharton School of the University of Pennsylvania.

Mr. Keating also serves on the Board of Directors, and is Chairman of the Audit Committee, of Integrated Silicon Solutions, Inc., a fabless semiconductor company that designs and markets integrated circuits for the digital consumer electronics, networking, mobile communications and automotive electronics markets. He is also on the Board of Directors, and a member of the Audit Committee, of Kitty Hawk Inc., a holding company of freight services companies.

About LCC International, Inc.
LCC International is the recognized leader in providing wireless voice and data turn-key services to the telecommunications industry. The Company’s service offering includes network services, business consulting, tools-based solutions; and training through its world-renowned Wireless Institute. The Company has worked with all major access technologies (including UMTS, EV-DO, HSDPA and WiMAX) and has participated in the success of some of the most sophisticated wireless systems in the world. LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. The Company brings local knowledge and global capabilities to its customers, offering innovative solutions, insight into cutting-edge developments and delivering solutions that increase business efficiencies. News and additional information are available at www.lcc.com

Cautionary Note regarding forward-looking statements under the Private Securities Litigation Reform Act of 1995:

Information in this release regarding LCC’s expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to LCC as of the date of this release, which may change, and LCC assumes no obligation to update any such forward-looking statement. These statements are not guarantees. Factors that could cause or contribute to differences from such expectations include, but are not limited to risks associated with international operations, challenges and costs arising from integration of new operations and other factors that may affect our business are discussed in LCC’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

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